Exhibit 99.1

     Sharps Compliance Corp. Announces Acceleration of Stock Option Vesting


    HOUSTON--(BUSINESS WIRE)--June 22, 2006--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced that its Board of Directors has approved the accelerated vesting of unvested stock options previously awarded to employees, officers, and directors, as of June 30, 2006, in light of new accounting regulations that will take effect on July 1, 2006. The Board took the action with the belief that it is in the best interest of stockholders, as it will reduce the Company's reported compensation expense in future periods.
    As a result of the vesting acceleration, options to purchase 757,696 shares of Sharps Compliance Corp. common stock, which would otherwise have vested primarily over the next one to two years, will become exercisable immediately. Based upon the closing stock price for the Company's common stock of $0.91 per share on June 20, 2006, eighty-four percent (84%), or 637,696, of the total accelerated common stock options are "in-the-money" and have exercise prices ranging from $0.52 to $0.86 per share. Sixteen percent (16%), or 120,000, of the total accelerated stock options are "under water" or "out-of-the-money" and have exercise prices ranging from $0.95 to $1.15 per share. Of the accelerated options, 328,408 options are held by executive officers (of which 228,408 are "in-the-money"), 246,774 options are held by non-employee directors (all of which are "in-the-money"), and 182,514 options are held by other employees (of which 162,514 are "in-the-money"). In addition to the above, the vesting of annual grants to non-employee directors totaling 260,000 stock options (scheduled to be granted on June 28, 2006) will also be accelerated.
    Under the recently issued Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (SFAS 123R), the Company would be required to apply the expense recognition provisions beginning July 1, 2006. As a result of the acceleration, the Company expects to eliminate anticipated stock option expense of approximately $230,000 in fiscal year 2007, $130,000 in fiscal year 2008, and $55,000 in fiscal year 2009 on a pre-tax basis, based upon the Company's value calculations using the Black-Scholes methodology. The acceleration is expected to generate non-cash compensation expense of approximately $18,000 in the current quarter ending June 30, 2006.
    Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.


    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-660-3514
             dtusa@sharpsinc.com
             www.sharpsinc.com